EXHIBIT 3.1
CERTIFICATE OF FORMATION
OF
BAS SECURITIZATION LLC
     This Certificate of Formation of BAS Securitization LLC, dated as of January 10, 2002, has been duly executed and is being filed by Paul E. Kurzeja, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C.§18-101, et seq.).
1.	The name of the limited liability company is BAS Securitization LLC (the “Company”).

2.	The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of the registered agent of the Company at such address is The Corporation Trust Co.

3.	The period of duration of the Company is perpetual unless otherwise dissolved in accordance with the Limited Liability Company Agreement of the Company.

4.	This Certificate of Formation shall be effective as of its filing.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the Company this 10th day of January, 2002.

By:	/s/ Paul E. Kurzeja
	Name:	Paul E. Kurzeja
	Title:	Authorized Person